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Exhibit 10.15

PURCHASE AND SALE AGREEMENT

        THIS AGREEMENT is made and entered into on the 19 day of June, 2002, by and between IDM EQUIPMENT, LTD., 11616 Galayda, Houston, Texas 77086 (the "Seller"), and PIONEER DRILLING SERVICES., LTD., 9310 Broadway, Building 1, San Antonio, Texas 78217, (the "Purchaser").

RECITALS:

        The Seller owns and is desirous of selling a certain drilling rig and related equipment being generally described as a National 110-UE 1500 HP Diesel Electric Rig, known as Pioneer Rig 25 ("the Rig"), together with all related equipment and modifications thereto, as more fully described in the quotation number Q3309D from Seller to Purchaser dated May 15, 2002, ("the Quotation") described in Exhibit "A" attached hereto and incorporated herein for all purposes;

        The Purchaser desires to purchase the Rig;

        NOW, THEREFORE, for and in consideration of the premises, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties do hereby agree as follows:

        1. Sale. Subject to the assembly, rig up, testing of the Rig, and rig down, by Seller in accordance with the Quotation ("the Work"), and Purchaser's acceptance of the Rig by execution and delivery of a Rig Acceptance Certificate as defined herein, and subject to the terms and conditions set forth herein, the Seller hereby agrees to sell, assign and convey to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, all of the items of personal property and the drilling rig components, together with all modifications and substitutions thereto, as more fully described in Exhibit "A".

        2. Purchase Price and Payment Schedule. The total purchase price for the Rig, shall be Five Million Six Hundred Twenty-Five Thousand and no/100 Dollars ($5,625,000.00) (the "Purchase Price"), together with any applicable state or local taxes, if any, to be paid as follows:

  a.
  upon delivery and acceptance of Pioneer Rig 24, a deposit in an amount which is equal to ten percent (10%) of the Purchase Price, $562,500.00 ("the First Deposit"), will be made by Purchaser to Seller via wire transfer to Seller's designated bank account, receipt of which for purposes of this Agreement shall occur when the wire transfer is confirmed as received by Seller's bank, which will be held by Seller in constructive trust and applied to the Purchase Price upon delivery and acceptance of the Rig; and

  b.
  at the time of sixty (60) days from the date of payment of the First Deposit, a second deposit of ten percent (10%) of the Purchase Price, $562,500.00 ("the Second Deposit"), will be paid by Purchaser to Seller via wire transfer to Seller's designated bank account, which will be held by Seller in constructive trust and applied to the Purchase Price upon delivery and acceptance of the Rig; and

  c.
  the balance of the Purchase Price, together with any and all applicable state or local taxes, if any, due on the Purchase Price, will be paid by Purchaser to Seller via wire transfer to Seller's designated bank account upon Delivery and Acceptance of the Rig as hereinafter defined, and such approval and payment shall not be unreasonably withheld by the Purchaser.

        3. Performance of the Work. Seller shall perform the Work in accordance with specifications set forth in the Quotation.

        4. Inspection and Acceptance of the Rig and Work. Seller shall notify Purchaser promptly upon completion of the Work, and Purchaser shall inspect the Rig within three (3) business days after receipt of such notice. If the Rig and the Work are approved by Purchaser, Purchaser shall immediately issue and deliver to Seller a Rig Acceptance Certificate in the form attached hereto as Exhibit "B". The Rig Acceptance Certificate issued by Purchaser to Seller shall not be unreasonably withheld by the Purchaser.

        5. Delivery. The Seller shall deliver the Rig and Equipment to the Purchaser on terms Ex Works, at Seller's rig up yard in Houston, Texas, on or before ninety (90) days following delivery of Pioneer Rig 24 ("the Delivery Date") except as otherwise set forth herein. Contemporaneously with the delivery, rig up, testing of the Rig, and rig down, Seller shall provide Purchaser with a Bill of Sale for the Rig in the form attached hereto as Exhibit "C". The Rig shall be deemed to be delivered once it has been rigged up, tested, rigged down, and is accepted by the Purchaser pursuant to paragraph 4 herein. Acceptance of the Rig for purposes of delivery shall not be unreasonably withheld by the Purchaser.

        6. Title Representations. The Seller agrees to deliver to the Purchaser, good and marketable title to the Rig and related equipment, free and clear of all liens, debts, and encumbrances whatsoever. Prior to delivery of the Rig, Seller will provide Purchaser with evidence satisfactory to the Purchaser that all liens and encumbrances affecting the Rig have been properly released.

        7. Representations of the Seller. The Seller represents to the Purchaser the following:

  a.
  that it is a Texas limited partnership organized and existing under the laws of the State of Texas and authorized to do business in the State of Texas;

  b.
  that it has full power, authority and ability to perform all of the obligations of the Seller hereunder; and

  c.
  that the execution of this Agreement and all obligations hereunder have been duly authorized by all necessary legal action and shall constitute valid and binding obligations as to the Seller, enforceable in accordance with their terms, and further that the representative of the Seller executing this Agreement has full authority to bind the Seller, and that the joinder of no person or entity, other than those set out herein, will be necessary to create a binding obligation upon the Seller pursuant to this Agreement.

        8. Representations of the Purchaser. The Purchaser represents to the Seller the following:

  a.
  that it is a Texas limited partnership organized and existing under the laws of the State of Texas and authorized to do business in the State of Texas;

  b.
  that it has full power, authority and ability to perform all of the obligations of the Purchaser hereunder; and

  c.
  that the execution of this Agreement and all obligations hereunder have been duly authorized by all necessary legal action and shall constitute valid and binding obligations as to the Purchaser, enforceable in accordance with their terms, and further that the representative of the Purchaser executing this Agreement has full authority to bind the Purchaser, and that the joinder of no person or entity, other than those set out herein, will be necessary to create a binding obligation upon the Purchaser pursuant to this Agreement.

        9. Change Orders. Any change orders pertaining to scope of the Work or labor shall be charged at Seller's prevailing rates, or as otherwise agreed to by the parties in writing, and paid to Seller via wire transfer upon Purchaser's receipt of Seller's invoice for said charges. Any change orders must be mutually agreed to by both parties in writing and signed by Purchaser or its authorized representative prior to performance of the change order. Any approval of change orders shall not be unreasonably withheld. In addition, the Delivery Date shall be extended for all purposes, for each change order that creates additional time for performance of the Work, for the same period of time caused by any such change order ("Change Order Delay").

        10. Default of the Purchaser and Seller's Remedies. The Purchaser shall be deemed to be in default upon the occurrence of any one or more of the following events; provided, that the Seller has given Purchaser, written notice of such default and Purchaser has failed to cure: (i) within ten (10) calendar days of such notice, any default with respect to payment, as described in Article 10(a) herein; and (ii) within fifteen (15) working days of such notice, any default with respect to obligations or warranties described in Article 10(b), (c), and (d) herein:

  a.
  the Purchaser fails to make any payment as and when required pursuant to this Agreement or any other agreement pertaining to this transaction;

  b.
  the Purchaser fails to meet or comply with or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or any other agreement pertaining to this transaction;

  c.
  any warranty or representation made by the Purchaser which is set forth in this Agreement and which is material to the performance of this Agreement, proves to be false in any material respect; or

  d.
  the dissolution or termination of the Purchaser's legal existence (except to the extent the business of Purchaser is continued by a successor entity), insolvency, business failure, appointment of a receiver, assignment for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency law of, by, or against the Purchaser.

        In the event the Purchaser shall be deemed to be in default hereunder, the Seller may exercise any such right or remedy as Seller may have, at law or in equity, by reason of such default, including, but not limited to, suspension of performance, termination of this Agreement, cover as defined by the applicable Uniform Commercial Code, enforcement of specific performance, and recovery of reasonable attorney's fees incurred by the Seller in connection therewith. Under no circumstances however shall Purchaser be liable to Seller for consequential or lost profits damages.

        11. Default of the Seller and Purchaser's Remedies. The Seller shall be deemed to be in default upon the occurrence of any one or more of the following events: provided, that Purchaser has given Seller written notice of such default and Seller has failed to cure within fifteen (15) working days of such notice, any default with respect to obligations or warranties described in Article 11(a), (b), and (c) herein:

  a.
  the Seller fails to meet or comply with or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement, or any other agreement pertaining to this transaction;

  b.
  any warranty, representation or statement made or furnished to the Purchaser by or on behalf of the Seller proves to be false in any material respect when made or furnished; or

  c.
  the dissolution or termination of the Seller's legal existence (except to the extent the business of Seller is continued by a successor entity), insolvency, business failure, appointment of a receiver, assignment for the benefit of creditors, or the commencement of any proceedings under any bankruptcy or insolvency law of, by, or against the Seller.

        In the event the Seller shall be deemed to be in default hereunder, following notice of default and the inability to cure such default, the Purchaser may exercise any such right or remedy as Purchaser may have, at law or in equity, by reason of such default, including, but not limited to, termination of this Agreement or enforcement of specific performance, and recovery of reasonable attorney's fees incurred by the Purchaser in connection therewith. In addition, if the Rig has not been delivered within sixty (60) days following the Delivery Date, inclusive of any Change Order Delays and Permissible Delays, but exclusive of any additional days allowed due to a Force Majeure event, as set forth herein, at the Purchaser's instruction and upon Purchaser's demand, the Seller shall return to the Purchaser, the First Deposit and the Second Deposit, which are held for the benefit of Purchaser pending Delivery and Acceptance of the Rig.

        12. Proprietary and Confidential Information. The parties agree that the information and data at each other's disposal during the term of the operation and enforcement of this Agreement is considered proprietary information and confidential, but only to the extent such information and material is clearly marked CONFIDENTIAL. Such information, if disseminated to third parties, would be detrimental to the owner of the proprietary information. Accordingly, each party agrees to take any and all reasonable precautions to restrict the dissemination of such information by its employees, agents or subcontractors.

        Information provided by the parties shall not be deemed proprietary information and confidential if such information:

  a.
  is already known by the parties;

  b.
  is, or becomes publicly known, through no wrongful act of a party, but only to the extent made public;

  c.
  is rightly received by a party from a third party without a similar restriction and without breach of this Agreement;

  d.
  is independently developed by a party without breach of this Agreement;

  e.
  is approved for release by a party's written communication; or

  f.
  is required to be disclosed pursuant to court order or order of a governmental agency of by operation of law.

        During the term of this Agreement or any extension of this Agreement, neither party shall permit access by any nonaffiliated employee or person to the proprietary and confidential information, without the other party's written permission.

        13. Force Majeure. In the event that performance by either party of any of its obligations under the terms of this Agreement shall be interrupted by an act of God, by an act of war, riot, or a civil disturbance, by an act of state, by strikes, fire, flood, hurricane, or by the occurrence of any other event beyond the reasonable control of either party hereto, and which by the exercise of due diligence could not reasonably be prevented, such party shall be excused from such performance for an equal amount of time as such occurrence shall have existed. In the further event that, during any period of Force Majeure the goods are damaged or destroyed in Seller's yard, the Seller bears all related expenses pursuant to Article 18 of this Agreement. A party claiming an event of Force Majeure shall notify the other party in writing of such event and the anticipated duration of such event. The above notwithstanding, unless written consent of the Purchaser is obtained, the Delivery Date of the Rig shall not be extended beyond ninety (90) days from the Delivery Date, as a result of an event of Force Majeure.

        14. Permissible Delays. In addition to Force Majeure events described herein, delivery may be delayed for an equal amount of time caused by any such delay if (a) the Purchaser changes its specifications or time of delivery of the Rig or (b) Seller's inability to obtain materials or (c) any inspections or tests are required for certifications which are not included or contemplated in this Agreement or (d) there is a delay in Purchaser furnished equipment, if any, not caused in whole or in part by Seller (collectively "Permissible Delays" including "Rain Delays"). In addition, Seller shall have the time for any performance extended as a result of a Rain Delay, as hereinafter defined, for the same period of time caused by any such Rain Delay. A Rain Delay is defined for purposes of this Agreement, as a delay caused by weather conditions which render the Work unsafe, impracticable, or unperformable in the determination of the job superintendent and verified by the Purchaser. The Seller shall maintain a written log of the weather conditions which pertain to this issue and shall promptly provide the Purchaser with written notice of any Rain Delay. Acceptance of any delays defined as Permissible Delays, including but not limited to Rain Delays, or Force Majeure shall not be unreasonably withheld by the Purchaser. Notwithstanding anything herein to the contrary, all purchaser furnished equipment must be at Seller's facility no later than sixty (60) days following delivery of Pioneer Rig 24.

        15. Warranty.

  a.
  the Seller represents and warrants the proper construction of all of the work performed hereunder. The Seller further warrants the merchantability, condition, and workmanship of the Rig and the fitness thereof for the purpose for which it is intended, and further that the Rig complies with the specifications set out in the Quotation.

  b.
  when new parts or components are purchased, the Seller shall pass on to the Purchaser any warranties that accrue to the Seller from any original manufacturer. The warranty period for all other parts and components provided by the Seller which include, but are not limited to the items contained in the Quotation are warranted for a period of one hundred twenty (120) days from spud-in of the Rig, not to exceed six (6) months from Delivery, whichever first occurs.

  c.
  the warranty period for all refurbished and remanufactured parts and components, if any, provided by the Seller are warranted for a period of one hundred twenty (120) days from spud-in of the Rig, not to exceed six (6) months from Delivery, whichever first occurs.

  d.
  all general warranties as to workmanship and condition of the equipment provided by the Seller, as well as warranties of merchantability and fitness shall be for a period of six (6) months from delivery of the Rig.

  e.
  provided that Seller, replaces (or makes available a replacement part or component) any defective part, component, within a commercially reasonable period of time after Purchaser notifies Seller of a condition that does not comply with the warranties set forth herein, the Seller will not be liable for any special, incidental, consequential or indirect damages which arise as a result of the delay in the operation of the Rig, notwithstanding any provision to the contrary contained in this Agreement. However, in the event of a breach of the warranties set forth herein, Seller will pay all reasonable and necessary shipping and transportation costs incurred incident to any warranty claim.

        16. Indemnity by the Purchaser. The Purchaser agrees to indemnify and hold the Seller, and the property of Seller, including, but not limited to the Rig and its related equipment, free and harmless from any and all claims, charges, liens, mortgages, lis pendens, attachments, security interests, causes of action, judgments, or any other encumbrances, with respect to and resulting from (i) any breach of this Agreement by the Purchaser, and, (ii) any liability of Purchaser.

        17. Indemnity by the Seller. The Seller agrees to indemnify and hold the Purchaser, and the property of Purchaser, including, but not limited to the Rig and its related equipment, free and harmless from any and all claims, charges, liens, mortgages, lis pendens, attachments, security interests, causes of action, judgments, or any other encumbrances, with respect to and resulting from (i) any breach of this Agreement by the Seller, and, (ii) any liability of Seller.

        18. Insurance. The Seller shall keep the Rig and equipment, except Purchaser supplied equipment, if any, insured for all risks customary for this type of Rig, including liability coverage, from the date of execution of this Agreement until Delivery. The Seller shall provide Purchaser with proof of insurance and all renewals thereof.

        19. Notices. For purposes of this Agreement and notices required hereunder, Purchaser shall be required to designate a local on site representative. All notices required or permitted hereunder shall be given and received if personally delivered to each parties designated on site representative or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

  a.
  to IDM Equipment, Ltd.:
  Mr. Norm Myers
  11616 Galayda
  Houston, Texas 77086

  b.
  to Pioneer Drilling Services, Ltd.:
  Mr. Wm. Stacy Locke
  9310 Broadway, Building 1
  San Antonio, Texas 78217

        20. Miscellaneous.

  a.
  All obligations hereunder shall be performed in Harris County, Texas;

  b.
  this Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Texas;

  c.
  regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement;

  d.
  this Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the sale and purchase of the Rig and may be amended or supplemented only by instrument in writing executed by both parties.

  e.
  in the event of any conflict between this Agreement and the Quotation, the provisions of this Agreement shall prevail;

  f.
  this Agreement shall be binding upon and inure to the benefit of the Seller and the Purchaser and their respective successors and assigns;

  g.
  if any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document, and other provisions and the entirety of this Agreement shall remain in full force and effect unless the removal of the invalid, illegal or unenforceable provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be terminated;

  h.
  this Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute but one and the same Agreement;

  i.
  the failure or delay of either party in the enforcement of its rights set out in this Agreement shall not constitute a waiver of the rights nor shall it be considered as a basis for estoppel either at law or in equity; and

  j.
  time is of the essence of this Agreement.

EXECUTED THE 19 day of June, 2002

SELLER

IDM EQUIPMENT, LTD.
a Texas Limited Partnership

By:	Myers/IDM GP, LLC a Texas LLC, its General Partner
By:	Norman S. Myers President
PURCHASER
PIONEER DRILLING SERVICES, LTD. a Texas Limited Partnership
By:	PDC Mgmt. Co., its Sole General Partner
By:	Wm. Stacy Locke President

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  Exhibit 10.15
PURCHASE AND SALE AGREEMENT